Exhibit 99.1

XENOGEN COMPLETES $15 MILLION PRIVATE EQUITY FINANCING

ALAMEDA, Calif., – August 15, 2005 – Xenogen Corporation (Nasdaq: XGEN) announced today that it has completed a private equity placement, consisting of common stock and warrants, resulting in gross proceeds of $15 million. Thomas Weisel Partners LLC served as the sole placement agent for the transaction.

Under the financing, Xenogen sold 5,154,640 shares of its common stock at $2.91 per share and issued warrants to purchase 1,546,392 shares of common stock at an exercise price of $3.29 per share. Dallas based Greenway Capital served as lead investor and the transaction included participation from existing venture investors, including Abingworth Management Ltd.

The securities sold and issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. Xenogen has agreed to file a registration statement covering the resale of the shares of common stock and the shares of common stock issuable upon exercise of the warrants acquired in the private placement.

About Xenogen Corporation

Xenogen combines systems biology and low-light optical imaging to create powerful new biophotonic imaging technology that advances the ability of scientists to explore genes, proteins, pathogens and tumor cells in living animals in real time, providing predictive data that is designed to substantially improve the success rate in drug development. Xenogen incorporates into living animals the bioluminescent gene that makes a firefly glow and captures the resulting light using an ultra-sensitive camera and sophisticated software. This biophotonic imaging technology creates images and analyzes the data generated on cellular activity, gene expression, spread of disease or the effect of a new drug candidate. Xenogen’s biophotonic imaging technology is used by leading academics and pharmaceutical and biotechnology companies to provide more accurate and previously unavailable data intended to result in the ability to make more timely and cost-effective decisions at every step in the drug development process.

Xenogen Biosciences, a wholly owned subsidiary of Xenogen, offers more than 14 years of experience in the transgenic field, providing reliable, genetically modified custom mouse models in short timelines. The company has completed more than 2,000 transgenic and 600 gene targeting experiments, with a greater than 95 percent success rate in delivering transgenic founder or gene knockout lines to customers.

More information about Xenogen is available on the company’s Web site at www.xenogen.com. Xenogen®, Living Image®, IVIS® and DLIT™ are registered trademarks or trademarks of Xenogen Corporation. www.xenogen.com

Contact:

Investors:

William A. Albright,

Chief Financial Officer

Xenogen Corporation

(510) 291-6100

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